Exhibit 99.CODEETH

Exhibit 12(a)(1)

CERTAIN ARES CLOSED-END FUNDS

Code of Ethics for Principal Executive and Principal Financial Officers

I.                                        Covered Officers/Purpose of the Code

The board of directors (the “Board”) of each fund listed on Appendix A (each, a “Fund” as applicable in the context of this Code of Ethics (the “Code”) to the persons or entities subject hereto) has established this Code in accordance with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.  This Code applies to the Fund’s Principal Executive Officer (“President”) and Principal Financial Officer (“Treasurer”) (together, the “Covered Officers”) for the purpose of promoting:

•                                         honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                                         full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•                                         compliance with applicable laws and governmental rules and regulations;

•                                         the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                                         accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest.

II.                                   Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Fund.  For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.  Under no circumstances should a Covered Officer have any undisclosed or unapproved financial or other business relationship with the Fund or a third party that might impair or might by viewed as impairing the exercise of the Covered Officer’s best judgment with respect to matters involving the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund.  Each Covered Officer is an employee of the Fund’s investment adviser or its affiliates (“Adviser”).  The Fund’s and the Adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Adviser, of which the Covered Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund.  Thus, if performed in conformity with the provisions of the 1940 Act, will be deemed to have been handled ethically.  In addition, it is recognized by the Board that the Covered Officers may, from time to time, also be officers or employees of one or more other investment companies covered by this Code or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act.  The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

•                                         not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•                                         not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; and

•                                         not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some relationships that should always be disclosed to the Chief Compliance Officer (the “CCO”) of the Fund, including:

1.                                    Any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Fund, other than an affiliated service provider or an affiliate of an affiliated service provider.  This disclosure requirement shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 1% of the outstanding securities of the relevant class.

2.                                    A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with an affiliated service provider or its affiliates.  This disclosure requirement shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 1% of a particular class of security outstanding or (ii) the receipt by an affiliated service provider or its affiliates of research or other benefits in exchange for “soft dollars”.

As a registered investment company, it is of critical importance that the Fund’s public communications, reports, and SEC filings contain full, fair, accurate, timely, and understandable disclosure.  Accordingly, each Covered Officer is expected to consider it central to his or her duties and responsibilities to the Fund to promote full, fair, accurate, timely, and understandable disclosure in the Fund’s public communications and reports, and in the documents that the Fund files with, or submits to, the SEC.  In this regard, the Fund has adopted Disclosure Controls and Procedures that, “under the supervision and oversight” of the Covered Officers, are designed to ensure that all information the Fund is required to disclose in its annual and semi-annual reports filed with the SEC is recorded, processed, summarized and reported within the time periods specified by the SEC under its rules and regulations.

In addition to adhering to the specific requirements set forth in the Fund’s Disclosure Controls and Procedures and all applicable governmental laws, rules and regulations, each Covered Officer shall exercise a high standard of care in complying with the Fund’s Internal Controls, and in preparing and providing all necessary information to make the Fund’s public reports, communications, and SEC filings and submissions complete, fair, and understandable.

Accordingly, each Covered Officer must not knowingly misrepresent or cause others to misrepresent facts about the Fund.  In addition, each Covered Officer must seek to ensure that all of the Fund’s books, records, accounts and financial information, as well as reports produced from those materials:

1.                                    Are supported by accurate documentation maintained in reasonable detail;

2.                                    Are recorded in the proper account and in the proper accounting period;

3.                                    Do not contain any false or intentionally misleading entries;

4.                                    Fairly and accurately reflect the transactions or occurrences to which they relate; and

5.                                    Conform to both the Fund’s Internal Controls, Disclosure Controls and Procedures, and to all applicable laws, rules and regulations.

III.                              Disclosure & Compliance

•                                        Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund;

•                                         each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•                                         each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund, the Adviser, and administrator, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•                                         it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.                               Reporting and Accountability

Each Covered Officer must:

•                                         upon adoption of the Code (or thereafter, as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he/she has received, read, and understands the Code (pursuant to the form identified as Exhibit A);

•                                         annually thereafter affirm to the Board that he/she has complied with the requirements of the Code (pursuant to the form identified as Exhibit B);

•                                         not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

•                                         notify the CCO promptly if he/she knows of any violation of this Code, failure to do so being itself a violation of this Code; and

•                                         report at least annually any change in his or her affiliations from the prior year.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

The Fund will follow these procedures in investigating and enforcing this Code:

•                                         the CCO will take all appropriate action to investigate any potential violations reported to him or her;

•                                         if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

•                                         if the CCO concurs that a violation has occurred, he/she will inform and make a recommendation to the audit committee of the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its board; or a recommendation to dismiss the Covered Officer; and

•                                         any changes to this Code will, to the extent required, be disclosed as provided by SEC rules.

V.                                    Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Fund, the

Fund’s Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Fund’s, its Adviser’s, principal underwriter’s and other service providers’ codes of ethics under Rule 17j-1 under the 1940 Act and the Adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.                               Amendments

Any amendments to this Code, other than amendments to Exhibits A and B and Appendix A, must be approved or ratified by a majority vote of each Fund’s Board, including a majority of independent directors.

VII.                          Records

A copy of this Code, any amendments hereto, and any reports or other records created in relation to waivers of or amendments to provisions of this Code shall be kept as records of the Fund for six years from the end of the fiscal year in which such document was created.  Such records shall be furnished to the SEC or its staff upon request.

VIII.                     Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than to members of the Board, Fund counsel and counsel to the independent directors, the Adviser and the respective service providers.

IX.                              Internal Use

This Code is intended solely for internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Adopted on October 25, 2012; amended on September 18, 2013 and December 16, 2015.

APPENDIX A

Applicable Ares Closed-End Funds

1.                                  Ares Dynamic Credit Allocation Fund, Inc.

Exhibit A

PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

CODE OF ETHICS CERTIFICATION

I,                                 , Principal                          Officer of [Insert Fund Name] (the “Fund”) hereby certify that I have received and read the Code of Ethics for Principal Executive and Principal Financial Officers (“Code”) of the Fund, I further certify to the Board of Directors that I understand and have complied with the requirements of the Code.

By:
Name:
Title:

Date:

Exhibit B

PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

CODE OF ETHICS CERTIFICATION

Reference is made to the Code of Ethics (the “Code”) pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 adopted by [Insert Fund Name] (the “Fund”) which applies to the Fund’s Principal Executive Officer and Principal Financial Officer (each a “Covered Officer”).  The undersigned Covered Officer hereby certifies that he or she has fully complied with the requirements of the Code since his or her last report to the Board of Directors.

By
Name:
Title:

Date: